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                                                               Exhibit 5

                                        June 5, 1997


CNB National Bank
201 North Marion Street
Lake City, Florida 32056

        Re: CNB, Inc.

Gentlemen:

     We refer to the Registration Statement on Form S-3 ("the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), filed by CNB, Inc., a Florida corporation (the "Company") with the Securities and Exchange Commission (the "Commission") on June 10, 1997 relating to (i) the distribution to holders of record of shares of common stock, $.01 par value, of the Company (the "Common Stock") of one non-transferable subscription right (the "Right") for every one share of Common stock held of record at the close of business on May 14, 1997 and (ii) up to 484,480 shares of Common Stock (the "Shares"), each of which shall be issued upon the proper exercise of four Rights.

     We have examined the originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

     Based upon the foregoing, we are of the opinion that:

     1. The Rights have been duly authorized and when validly issued in accordance with such authorization, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and equitable principles of general applicability.

     2. The Shares issuable or deliverable upon the exercise of the Rights, when issued or delivered and paid for as contemplated in the Registration Statement, will be validly issued, fully paid and nonassessable.


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CNB, Inc.
June 5, 1997
Page 2
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     We hereby consent to the use of our name in the Registration Statement as counsel who will pass upon the legality of the Shares for the Company and as having prepared this opinion, and to the use of this opinion as an exhibit to the Registration Statement. We further consent to the use of our name as counsel for the Company.

     In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules or regulations of the Commission promulgated thereunder.

                                         Very truly yours,

                                         /s/ Mahoney Adams & Criser, P.A.

                                             Mahoney Adams & Criser, P.A.